CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 3, 1995, relating to the financial statements appearing in the December 31, 1994 Annual Report to Shareholders for the LB Series Fund, Inc., which is also incorporated by reference in the Registration Statement, and the financial highlights of the LB Series Fund, Inc. appearing in such Prospectus. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Report of Independent Accountants and Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP

Minneapolis, Minnesota
January 15, 1996


PWcon.doc